Exhibit 4.10

EDGEWATER TECHNOLOGY, INC.

2003 EQUITY INCENTIVE PLAN

Effective May 22, 2003

EDGEWATER TECHNOLOGY, INC.

2003 EQUITY INCENTIVE PLAN

Section 1. Purposes.

The purposes of the Plan are: (a) to recognize and compensate selected employees and consultants of the Company and its Subsidiaries who contribute to the development and success of the Company and its Subsidiaries; (b) to maintain the competitive position of the Company and its Subsidiaries by attracting and retaining employees and consultants; and (c) to provide incentive compensation to such employees and consultants based upon the Company’s performance as measured in part by the appreciation in Common Stock. The Plan provides for the award of Options to purchase Common Stock and also permits the award of Common Stock to Employees in the form of a stock bonus, or through a stock purchase, in recognition of past or future services to the Company (“Restricted Stock” or “Restricted Stock Award”). The terms of this Plan shall be incorporated in the Option Agreement or Restricted Stock Agreement to be executed by the Participant.

Section 2. Definitions.

(a)	“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(b)	“Cause” shall mean, except to the extent specified otherwise by the Committee, a finding of the Committee that the Participant: (i) has breached his or her employment or service contract with the Company or its Subsidiaries; (ii) has engaged in disloyalty to the Company or its Subsidiaries, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service; (iii) has disclosed trade secrets or Proprietary information of the Company or its Subsidiaries to persons not entitled to receive such information, (iv) has breached any noncompetition or nonsolicitation agreement between the Company or its Subsidiaries and the Participant; or (v) has engaged in such other behavior detrimental to the interests of the Company or its Subsidiaries as the Committee determines.

(c)	“Change of Control” shall mean the occurrence of any of the following events:

(i)	any person, other than the Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of the then-outstanding voting securities of the Company;

(ii)	the individuals (A) who, as of the adoption of this Plan, constitute the Board (the “Original Directors”) or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds ( 2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board;

(iii)	the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv)	the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e. 50% or more of the total assets of the Company).

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Committee” shall mean the Company’s Compensation Committee, which shall possess all of the power and authority of, and shall be authorized to take any and all actions required to be taken hereunder by, and make any and all determinations required to be made hereunder by, the Board; provided, however, that at all times, such Committee shall consist of not less than two persons, each of whom shall be Non-Employee Directors.

(f)	“Company” shall mean, Edgewater Technology, Inc., a Delaware corporation.

(g)	“Common Stock” shall mean common stock of the Company, $.01 par value per share.

(h)	“Disability” or “Disabled” shall mean the inability of a Participant or Optionee, as the case may be, to perform his or her normal employment duties for the Company resulting from a mental or physical illness, impairment or any other similar occurrence which can be expected to result in death or which has lasted or can be expected to last for a period of twelve (12) consecutive months, as determined by the Board of Directors.

(i)	“Employee” shall mean any person (including officers) employed by the Company or any Subsidiary. Additionally, solely for purposes of determining the persons eligible under the Plan to be granted Options, which Options shall be limited to non-qualified stock options, or Restricted Stock and not for the purpose of affecting the status of the relationship between such person and the Company, the term “Employee” shall include consultants to the Company; provided, however, that a Non-Employee Director of the Company or any Subsidiary shall not be considered to be an Employee of the Company or any Subsidiary for purposes of this Plan solely by reason of serving as such director or receiving compensation from the Company or any Subsidiary for serving as such director.

(j)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

(k)	“Fair Market Value” shall mean the fair market value of a share of Common Stock, as determined pursuant to Section 8 hereof.

(l)	“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, in its sole discretion, determine from time to time whether the regulations under Section 162(m) of the Code shall apply for purposes of determining which individuals are “Non-Employee Directors.”

(m)	“Option” shall mean a non-qualified stock option to purchase Common Stock that is granted pursuant to the Plan.

(n)	“Option Agreement” shall mean a written agreement in such form or forms as the Board or Committee (subject to the terms and conditions of this Plan) may from time to time approve evidencing and reflecting the terms of an Option.

(o)	“Participant” shall mean a Participant to whom an Option or Restricted Stock Award is granted.

(p)	“Participant” shall mean each Employee who has been granted an Option or who has received an award of Restricted Stock.

(q)	“Plan” shall mean the Edgewater Technology, Inc. 2003 Equity Incentive Plan, as amended from time to time.

(r)	“Proprietary Information” shall mean any and all confidential, proprietary, business and technical information or trade secrets of the Company or of any Subsidiary or affiliate of the Company revealed, obtained or developed in the course of Participant’s or Optionee’s employment with the Company or in the course of Participant’s or Optionee’s performance of services for the Company in any other capacity. Such Proprietary Information shall include but shall not be limited to, methods of development or production research, marketing and development plans and efforts, cost information, pricing information, marketing methods and plans, identities of customers and suppliers, the Company’s relationship with actual or potential customers and the needs and requirements of any such actual or potential customers, and any other confidential information relating to the business of the Company. Proprietary Information shall not include (i) such information as may be necessary or appropriate for a Participant or Optionee to disclose in the course of his employment or engagement for the effective and efficient discharge of his duties as an employee or consultant of the Company or as may be required by law to be disclosed; and (ii) such information as is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Participant’s or Optionee’s breach of his obligation to maintain confidentiality.

(s)	“Restricted Stock” shall mean the number of Shares reflected in a Stock Award or Stock Purchase Agreement

(t)	“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

(u)	“Shares” shall mean shares of Common Stock.

(v)	“Stock Award” or “Stock Purchase Agreement” shall mean an agreement in such form as the Committee may from time to time approve, which a Participant or Optionee may be required to execute as a condition of receiving or purchasing Shares upon the receipt of an award of Restricted Stock or upon the exercise of an Option.

(w)	“Subsidiary” shall mean a subsidiary corporation of the Company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code.

Section 3. Participation.

The Committee may grant Options and/or rights to acquire Restricted Stock at any time and from time to time to Participants who shall be selected by the Committee. Options or Restricted Stock may be granted only to Employees. Any grant of Options or Restricted Stock may include or exclude any Employee, as the Committee shall determine in its sole discretion. A Participant who has been granted an Option or Restricted Stock, if he or she is otherwise eligible, may be granted additional Options or Restricted Stock.

Section 4. Administration.

(a)	Procedure. The Plan shall be administered by the Committee. The Committee shall have the power to administer the Plan on behalf of the Board, subject to such terms, provisions and conditions as the Board may prescribe.

(b)	Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Options or Restricted Stock; (ii) to determine the Fair Market Value per Share in accordance with Section 8 of the Plan; (iii) to determine the exercise price of the Options to be granted in accordance with Sections 6 and 8 of the Plan or the purchase price of Restricted Stock (which may be zero in the case of a stock bonus); (iv) to determine the Participants to whom, and the time or times at which, Options or Restricted Stock shall be granted, and the number of Shares to be subject to each such award; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Option or award of Restricted Stock granted under the Plan, each Option Agreement and each Stock Award or Stock Purchase Agreement (which need not be identical with the terms of other Options, Option Agreements and Stock Award or Stock Purchase Agreements), (vii) to modify or amend any Option, Option Agreement or Stock Award or Stock Purchase Agreement, including, without limitation, to accelerate the exercise date or vesting date of any Option or award of Restricted Stock or to change the termination date of any Option, (viii) to determine whether any Participant will be required to execute a Stock Award or Stock Purchase Agreement or other agreement as a condition to the award of Restricted Stock or the exercise of an Option, and to determine the terms and provisions of any such agreement (which need not be identical with the terms of any other such agreement) and, with the consent of the Participant, to amend any such agreement; (ix) to interpret the Plan or any agreement entered into with respect to the grant or exercise of Options or Restricted Stock; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of Restricted Stock or an Option previously granted by the Board or to take such other actions as may be necessary or appropriate with respect to the Company’s rights pursuant to Options or Restricted Stock, or agreements relating to the grant or exercise thereof; and (xi) to make such other determinations and establish such other procedures as it deems necessary or advisable for the administration of the Plan. However, the Board and not the Committee, subject to the provisions in Section 16, shall have the power and authority to amend the Plan.

(c)	Effect of the Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants and Optionees and any other holders of any Restricted Stock or Options granted under the Plan.

(d)	Limitation of Liability. Notwithstanding anything herein to the contrary, no member of the Committee shall be liable for any good faith determination, act or failure to act in connection with the Plan or any Restricted Stock or Option granted hereunder.

Section 5. Stock Subject to the Plan; Award Limitations.

Subject to this Section 5 and to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares which may be awarded in the form of Options or Restricted Stock under the Plan is 500,000. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the Shares subject to such Option shall, unless the Plan shall have been terminated, return to the Plan and become available for future grant under the Plan. If a Stock Award expires or becomes terminated or any reason without having been vested in full, the Shares subject to such unvested award shall, unless the Plan shall have been terminated, return to the Plan and become available for future grant under the Plan. The aggregate number of Shares issued pursuant to Stock Awards and subject to Options granted to an executive officer (as defined in Rule 3b-7 of the Exchange Act) or group of executive officers of the Company (collectively, the “Executive Officer Group”) shall be less than fifty percent (50%) of the number of Shares issued pursuant to Stock Awards and subject to Options granted to all persons under the Plan, as determined: (i) from the effective date of the Plan to the date of the third anniversary thereof; and (ii) on an annual basis for each year following such third anniversary; provided, however, that there shall be excluded from both the numerator and denominator of such calculation Shares underlying awards issued to a member of the Executive Officer Group who was not previously employed by the Company or Subsidiary pursuant to Stock Awards or Options granted as an inducement essential to such individual entering into employment with the Company or any Subsidiary.

Section 6. Terms and Conditions of Options.

Each Option granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by an Option Agreement. Each Option Agreement shall incorporate by reference all other terms and conditions of the Plan, and shall contain the following terms and conditions:

(a)	Number of Shares. The number of shares subject to the Option.

(b)	Option Price. The price per share payable on the exercise of any Option shall be stated in the Option Agreement and shall be no less than the Fair Market Value per share of the Common Stock on the date such option is granted, without regard to any restriction other than a restriction which will never lapse

(c)	Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and may consist entirely of cash, check, promissory notes or Shares having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment permitted under any laws to which the Company is subject which is approved by the Board. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(i)	If the consideration for the exercise of an Option is a promissory note, it may, in the discretion of the Committee, be either full recourse or nonrecourse and shall bear interest at a per annum rate which is not less than the applicable federal rate determined in accordance with Section 1274(d) of the Code as of the date of exercise. In such an instance, the Company may, in its sole discretion, retain the Shares purchased upon exercise of the Option in escrow as security for payment of the promissory note.

(ii)	If the consideration for the exercise of an Option is the surrender of previously acquired and owned Shares, the Participant will be required to make representations and warranties satisfactory to the Company regarding his title to the Shares used to effect the purchase (the “Payment

Shares”), including without limitation, representations and warranties that the Participant has good and marketable title to such Payment Shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions, and has full power to deliver such Payment Shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approval in a manner satisfactory to the Company. The value of the Payment Shares shall be the Fair Market Value of such Payment Shares on the date of exercise as determined by the Committee in its sole discretion, exercised in good faith. If such Payment Shares were acquired upon previous exercise of incentive stock options granted within two years prior to the exercise of the Option or acquired by the Participant within one year prior to the exercise of the Option, such Participant shall be required, as a condition to using the Payment Shares in payment of the exercise price of the Option, to acknowledge the tax consequences of doing so, in that such previously exercised incentive stock options may have, by such action, lost their status as incentive stock options, and the Participant may have to recognize ordinary income for tax purposes as a result.

(iii)	To the extent permitted under the Section 16b-3 of the Exchange Act, and in the sole discretion of the Committee, the Company may cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to a securities broker, who is a registered securities broker acceptable to the Company and who agrees to effect such cashless exercise, instructions to sell a sufficient number of Shares to cover the costs and expenses associated therewith.

(d)	Form of Option. The Option shall be granted as a non-qualified stock option.

(e)	Exercise of Options. Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be set forth in the Option Agreement (as may be determined by the Committee and as shall be permissible under the terms of the Plan), which may include performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan.

An Option may be exercised in accordance with the provisions of this Plan as to all or any portion of the Shares then exercisable under an Option from time to time during the term of the Option. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company at its principal executive office in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company, accompanied by any agreements required by the terms of the Plan and/or Option Agreement, including an executed Stock Purchase Agreement. Full payment may consist of such consideration and method of payment allowable under Section 6 of the Plan. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Option is exercised, except as provided in Section 9 of the Plan.

As soon as practicable after any proper exercise of an Option in accordance with the provisions of the Plan, the Company shall, without transfer or issue tax to the Participant, deliver to the Participant at the principal executive office of the Company or such other place as shall be mutually agreed upon between the Company and the Participant, a certificate or certificates representing the Shares for which the Option shall have been exercised. The time of issuance and delivery of the certificate(s) representing the Shares for which the Option shall have been exercised may be postponed by the Company for such period as may be required by the Company, with reasonable diligence, to comply with any applicable listing requirements of any national or regional securities exchange or any law or regulation applicable to the issuance or delivery of such Shares.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the option, by the number of Shares as to which the Option is exercised.

(f)	Term and Vesting of Options.

(i)	Notwithstanding any other provision of this Plan, no Option shall be (A) granted under this Plan after ten (10) years from the date on which this Plan is adopted by the Board, or (B) exercisable more than ten (10) years from the date of grant.

(ii)	Except as provided in Section 6(g)(iv), Options granted hereunder shall mature and become exercisable in whole or in part, in accordance with such vesting schedule as the Committee shall determine, which schedule shall be stated in the Option Agreement. Options may be exercised in any order elected by the Participant whether or not the Participant holds any unexercised Options under this Plan or any other plan of the Company.

(g)	Termination of Options.

(i)	Unless sooner terminated as provided in this Plan, each Option shall be exercisable for the period of time as shall be determined by the Committee and set forth in the Option Agreement, and shall be void and unexercisable thereafter.

(ii)	Except as otherwise provided herein or in the Option Agreement, upon the termination of the Participant’s employment or other relationship with the Company for any reason, Options exercisable on the date of termination of employment or such other relationship shall be exercisable by the Participant (or in the case of the Participant’s death subsequent to termination of employment or such other relationship, by the Participant’s executor(s) or administrator(s)) for a period of three (3) months from the date of the Participant’s termination of employment or such other relationship.

(iii)	Except as otherwise provided herein or in the Option Agreement, upon the Disability or death of a Participant while employed or otherwise engaged by the Company, Options held by such Participant which are exercisable on the date of Disability or death shall be exercisable for a period of twelve (12) months commencing on the date of the Participant’s Disability or death, by the Participant or his legal guardian or, in the case of death, by his executor(s) or administrator(s); provided, however, that if such disabled Participant shall commence any employment during such one (1) year period with a competitor of the Company (including, but not limited to, full or part-time employment or independent consulting work), as determined solely in the judgment of the Committee, all Options held by such Participant which have not yet been exercised shall terminate immediately upon the commencement thereof.

(iv)	Options may be terminated at any time by agreement between the Company and the Participant.

(h)	Forfeiture. Notwithstanding any other provision of this Plan, if the Participant’s employment or engagement is terminated by the Company and the Committee makes a determination that the Participant (i) has engaged in any type of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement, or (ii) has been convicted of a felony or (iii) has disclosed any Proprietary Information without the consent of the Company or (iv) has breached the terms of any written confidentiality agreement or any non-competition agreement with the Company in any material respect, all unexercised Options held by such Participant shall terminate upon the earlier of the date of termination of employment or engagement for “cause” or the date of such a finding.

Section 7. Provisions of Stock Awards Other Than Options.

(a)	Restricted Stock Awards. Each Stock Award or Stock Purchase Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of Stock Awards or Stock Purchase Agreements may change from time to time, and the terms and conditions of separate Stock Awards or Stock Purchase Agreements need not be identical, but each Stock Award or Stock Purchase Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)	Consideration. The purchase price of Common Stock acquired pursuant to a Stock Award or Stock Purchase Agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Committee, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its discretion; provided, however, that to the extent applicable state corporate laws so require, payment of the Common Stock’s “par value,” as defined by applicable state statutes, shall be made in cash and not by deferred payment.

(ii)	Vesting. Shares of Common Stock acquired under a Stock Award or Stock Purchase Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Committee.

(iii)	Termination of Participant’s Service. In the event that a Participant’s service on behalf of the Company terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Award or Stock Purchase Agreement, subject to any differing terms, provisions or condition in the Stock Award or the Stock Purchase Agreement.

(iv)	Transferability. Rights to acquire shares of Common Stock shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Award or Stock Purchase Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded hereunder remains subject to the terms of the Stock Award or Stock Purchase Agreement.

Section 8. Determination of Fair Market Value of Common Stock.

(a)	Except to the extent otherwise provided in this Section 8, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

(b)	In the event that Shares are traded in the over-the-counter market, the Fair Market Value of a share of Common Stock shall be the mean of the bid and asked prices for a share of Common Stock on the relevant valuation date as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”)), as applicable or, if there is no trading on such date, on the next preceding trading date. In the event Shares are listed on a national or regional securities exchange or traded in the NASDAQ National Market System, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock on the exchange or on NASDAQ/NMS, as reported in The Wall Street Journal on the relevant valuation date, or if there is no trading on that date, on the next preceding trading date. Notwithstanding the above, the Committee in its discretion may establish the Fair Market Value of the Company’s Common Stock by reference to a formula based on the average value of such Company Stock during a trading period established by the Committee.

(c)	“Adjusted Fair Market Value” shall mean in the event of a Change of Control, the highest price per share of Common Stock paid or payable to holders of the Common Stock in any transaction (or series of transactions) constituting or resulting (or as to which approval by shareholders of the Company constitutes or results) in the Change of Control

Section 9. Adjustments.

(a)	Subject to required action by the stockholders, if any, the number of shares of Common Stock as to which Restricted Stock or Options may be granted under this Plan and the number of shares subject to outstanding awards of Restricted Stock or Options and the option prices thereof shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of Common Stock of the Company resulting from stock splits, reverse stock splits, stock dividends, reclassifications and recapitalizations.

(b)	No fractional shares of Common Stock shall be issuable on account of any action mentioned in paragraph 9(a) above, and the aggregate number of shares subject to an award of Restricted Stock or into which Shares then covered by the Option, when changed as the result of such action, shall be reduced to the number of whole shares resulting from such action, unless the Board, in its sole discretion, shall determine to issue scrip certificates with respect to any fractional shares, which scrip certificates, in such event, shall be in a form and have such terms and conditions as the Board in its discretion shall prescribe.

Section 10. Rights as a Stockholder.

A Participant shall have no rights as a stockholder of the Company and shall have neither the right to vote nor receive dividends with respect to any Shares subject to an Option or Stock Award until such Option has been exercised or such Stock Award shall have vested, subject in the case of an award of Restricted Stock to any differing terms, provisions or conditions in the applicable Stock Award or Stock Purchase Agreement.

Section 11. Time of Granting Awards.

The date of grant of an award of Restricted Stock or an Option shall, for all purposes, be the date on which the Committee authorizes the granting of such award. Notice of the grant shall be given to each Participant to whom Restricted Stock or an Option is so granted within a reasonable time after the date of such grant.

Section 12. Modification, Extension and Renewal of Awards.

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew an award of Restricted Stock or an Option, or accept the surrender of Restricted Stock or Option (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an award of Restricted Stock or an Option which adversely affects a Participant or Optionee shall be made without the consent of such individual.

Section 13. Transferability.

No award of Restricted Stock or Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant, the Participant’s Options shall be exercisable only by such Participant, or in the event of his or her legal incapacity, then by the Participant’s legal representative.

Section 14. Other Provisions.

The Option Agreement, Stock Award or Stock Purchase Agreement may contain such other provisions as the Committee in its discretion deems advisable and which are not inconsistent with the provisions of this Plan.

Section 15. Change of Control.

(a)	For purposes of the Plan, “Option Cancellation Date” shall mean, as to each Option, the later of: (i) the first business day after the expiration of a period of six (6) months from the date of grant of the Option; (ii) in the event of a Change of Control as defined in Section 2(c)(ii)(A) or 2(c)(ii)(B)(2), the date on which the transaction approved by stockholders of the Company (as provided in Section 2(c)(ii)) is consummated; and (iii) in the event of a Change of Control as defined in Section 2(c)(i) or 2(c)(iii), the first business day after the expiration of a period of sixty (60) days after the occurrence of such event.

(b)	Upon a Change of Control, all awards of Restricted Stock and Options (whenever granted) outstanding on the date of such Change of Control shall be or become immediately vested and fully exercisable (if applicable).

(c)	In the event of a Change of Control as defined in Section 2(c)(i), 2(c)(ii)(A), 2(c)(ii)(B)(2) or 2(c)(iii), all Options (whenever granted) outstanding on the Option Cancellation Date which are not exercised on or before the Option Cancellation Date shall be cancelled on such date by the Company, and the Company shall on such date pay to each holder of each such cancelled Option a cash amount equal to the excess, if any, in respect of each Option cancelled, of: (i) the greater of: (A) the Fair Market Value of the shares of Common Stock subject to the Option on the business day immediately preceding the Option Cancellation Date or (B) the Adjusted Fair Market Value of the Common Stock subject to the Option over (ii) the aggregate purchase price which would have been payable for such shares of Common Stock pursuant to the Option had the Option not been canceled.

Section 16. Amendment of the Plan.

Insofar as permitted by law and the Plan, the Board may from time to time suspend, terminate or discontinue the Plan or may revise or amend it in any respect whatsoever with respect to any Shares subject to an award of Restricted Stock or an Option, but may not adopt an amendment or revision that has an adverse effect on the rights or privileges of a Participant with respect to an award of Restricted Stock or Option that is outstanding at the time of such amendment or revision.

Section 17. Application of Funds.

The proceeds received by the Company from the sale of shares pursuant to the exercise of Options shall be used for general corporate purposes or such other purpose as may be determined by the Company.

Section 18. No Obligation to Exercise Option.

The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

Section 19. Reservation of Shares.

The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

The Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorization in order to issue and sell such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency having jurisdiction the requisite authorization(s) deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any Shares hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

Section 20. Taxes, Fees, Expenses and Withholding of Taxes.

(a)	The Company shall pay all original issue and transfer taxes (but not income taxes, if any) with respect to the grant of Restricted Stock or Options and/or the issue and transfer of Shares, and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)	The grant of Restricted Stock or Options hereunder and the issuance of Shares is conditioned upon the Company’s reservation of the right to withhold in accordance with any applicable law, from any compensation or other amounts payable to the Participant or Optionee, any taxes required to be withheld under federal, state or local law as a result of the grant or exercise of such Restricted Stock or Option or the sale of the Shares. To the extent that compensation or other amounts, if any, payable to the Participant or Optionee is insufficient to pay any taxes required to be so withheld, the Company may, in its sole discretion, require the Participant or Optionee, as a condition of the award of Restricted Stock or the exercise of an Option, to pay in cash to the Company an amount sufficient to cover such tax liability or otherwise to make adequate provision for the Company’s satisfaction of its withholding obligations under federal, state and local law.

Section 21. Notices.

Any notice to be given to the Company pursuant to the provisions of this Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant or a Participant shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Stock Award or Stock Purchase Agreement or Option Agreement, or at such other address as such Participant or his or her transferee (upon the transfer of the Shares) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Participant or Optionee and each transferee holding Shares to provide the Secretary of the Company, by letter mailed as provided herein, with written notice of his or her direct mailing address.

Section 22. No Enlargement of Rights.

This Plan is purely voluntary on the part of the Company, and the continuance of the Plan shall not be deemed to constitute a contract between the Company and any Participant or Optionee, or to be consideration for or a condition of the employment or service of any Participant or Optionee. Nothing contained in this Plan shall be deemed to give any Participant or Optionee the right to be retained in the employ or service of the Company or any Subsidiary, or to interfere with the right of the Company or any such corporation to discharge or retire any Participant or Optionee thereof at any time, subject to applicable law. No Participant or Optionee shall have any right to or interest in Shares or Restricted Stock or Options authorized hereunder prior to the grant thereof, and upon such grant he shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company’s Certificate of Incorporation, as the same may be amended from time to time.

Section 23. Invalid Provisions.

In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

Section 24. Applicable Law.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 25. Effective Date.

This Plan shall become effective on the date that it is adopted by the Board.

This Plan was adopted by the Board on May 22, 2003.